Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-236659 and 333-236659-01

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 22, 2022.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated April 8, 2020, the Underlying Supplement No. 1-II dated November 4, 2020 and the Product Supplement No. 4-II dated November 4, 2020

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Digital Equity Notes due 2023
(Linked to the iShares® Semiconductor ETF)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 31, 2023, subject to adjustment) is based on the performance of the iShares® Semiconductor ETF (which we refer to as the underlier) as measured from and including the trade date (on or about September 27, 2022) to and including the determination date (October 27, 2023, subject to adjustment). If the final underlier level on the determination date is greater than or equal to 85.00% of the initial underlier level (set on the trade date), you will receive the threshold settlement amount (expected to be between $1,172.30 and $1,202.10 for each $1,000 principal amount note). If the final underlier level declines by more than 15.00% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•	if the underlier return is greater than or equal to -15.00% (the final underlier level is greater than or equal to 85.00% of the initial underlier level), the threshold settlement amount; or
•	if the underlier return is below -15.00% (the final underlier level is less than the initial underlier level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1765 times (c) the sum of the underlier return plus 15.00%. You will receive less than $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, “Risk Factors” on page PS-12 of the accompanying product supplement, “Risk Factors” on page US-3 of the accompanying underlying supplement and “Selected Risk Factors” on page PS-12 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

If the notes priced today and assuming a threshold settlement amount equal to the middle of the range listed above, the estimated value of the notes would be approximately $979.10 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the final pricing supplement and will not be less than $969.10 per $1,000 principal amount note. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement for additional information about the estimated value of the notes and “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about October 4, 2022

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: up to 1.08% of the principal amount*

Net proceeds to the issuer:          % of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.

*J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to an unaffiliated dealer. In no event will these selling commissions exceed 1.08% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-89 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated September     , 2022

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf

●	Underlying supplement no. 1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

●	Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlier: the iShares® Semiconductor ETF (Bloomberg symbol, “SOXX UQ Equity”). The accompanying product supplement refers to the underlier as the “Fund.”

Underlying index: ICE Semiconductor Index, as maintained by ICE Data Indices, LLC

Principal amount: each note will have a principal amount of $1,000; $          in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated

PS-3

threshold level would not offer the same benefit to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — Risks Relating to the Notes Generally — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-13 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the threshold level, the threshold settlement amount; or
•	if the final underlier level is less than the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the underlier return plus the buffer amount. You will receive less than $1,000.

Initial underlier level (to be set on the trade date and will be the closing level of the underlier on the trade date): $          . The accompanying product supplement refers to the initial underlier level as the “Initial Value.”

Final underlier level: the closing level of the underlier on the determination date. In certain circumstances, the closing level of the underlier will be based on the alternative calculation of the underlier described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-46 of the accompanying product supplement or “The Underlyings — Funds — Discontinuation of a Fund; Alternate Calculation of Closing Price and Trading Price” on page PS-77 of the accompanying product supplement. The accompanying product supplement refers to the final underlier level as the “Final Value.”

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Cap level (to be provided in the final pricing supplement): expected to be between 117.23% and 120.21% of the initial underlier level

Threshold settlement amount (to be provided in the final pricing supplement): expected to be between $1,172.30 and $1,202.10

Threshold level: 85.00% of the initial underlier level

Buffer amount: 15.00%

Buffer rate: the quotient of the initial underlier level divided by the threshold level, which equals approximately 1.1765

Trade date: on or about September 27, 2022

Original issue date (settlement date): on or about October 4, 2022

Determination date: October 27, 2023, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” on page PS-46 of the accompanying product supplement

Stated maturity date: October 31, 2023, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page

PS-4

PS-46 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: as described under “The Underlyings — Funds — Price of One Share of a Fund” on page PS-72 of the accompanying product supplement. The accompanying product supplement refers to the closing level as the “closing price.”

Share adjustment factor: the share adjustment factor is referenced in determining the closing level of the underlier and is set initially at 1.0 on the trade date. The share adjustment factor is subject to adjustment upon the occurrence of certain events affecting the underlier. See “The Underlyings — Funds — Price of One Share of a Fund” on page PS-72 of the accompanying product supplement and “The Underlyings — Funds — Anti-Dilution Adjustments” on page PS-74 of the accompanying product supplement for further information.

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-46 of the accompanying product supplement

Trading day: as described under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-49 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-45 of the accompanying product supplement, as supplemented by “ — Supplemental Use of Proceeds” below

Tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding

PS-5

the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-91 of the accompanying product supplement

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-89 of the accompanying product supplement; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to an unaffiliated dealer at that price and to pay that dealer a selling commission not in excess of 1.08% of the principal amount.

We expect to deliver the notes against payment therefor in New York, New York on or about October 4, 2022, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48133NGG7

ISIN no.: US48133NGG79

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-6

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Fund	underlier
Initial Value	initial underlier level
Final Value	final underlier level
closing price	closing level
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: underlier return, threshold settlement amount, cap level, threshold level, buffer amount and buffer rate. Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

The Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” on page PS-15 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-15 of this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of

PS-7

the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. A fee will also be paid to SIMON Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-14 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through December 27, 2022. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-15 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-9 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlier” on page PS-18 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

PS-8

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and our and JPMorgan Chase & Co.’s creditworthiness. In addition, the estimated value of the notes will be less than the original issue price. For more information on the estimated value of the notes, see “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Cap level	117.23% of the initial underlier level
Threshold settlement amount	$1,172.30
Threshold level	85.00% of the initial underlier level
Buffer rate	approximately 1.1765
Buffer amount	15.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

During the term of the notes, the underlier is not delisted, liquidated or otherwise terminated, the underlier and the underlying index have not been changed in any material respect and the underlier has not been otherwise modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the underlier had those changes or modifications not been made

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

PS-9

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	117.230%
140.000%	117.230%
130.000%	117.230%
120.000%	117.230%
117.230%	117.230%
110.000%	117.230%
105.000%	117.230%
102.500%	117.230%
100.000%	117.230%
95.000%	117.230%
90.000%	117.230%
85.000%	117.230%
84.990%	99.988%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be approximately 29.412% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be capped at the threshold settlement amount (expressed as a percentage of the principal amount), or 117.230% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 117.230% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 85.000% (the section right of the 85.000% marker on the horizontal axis) would result in a capped return on your investment.

PS-10

The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, cap level and threshold settlement amount we will provide in the final pricing supplement and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks held by the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Notes Generally

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the underlier and will depend on whether the final underlier level is less than the initial underlier level by more than 15%. Your investment will be exposed to loss on a leveraged basis if the final underlier level is less than the initial underlier level by more than 15%. For every 1% that the final underlier level is less than the initial underlier level by more than 15%, you will lose an amount equal to approximately 1.1765% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Threshold Settlement Amount

If the final underlier level is greater than or equal to 85.00% of the initial underlier level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the threshold settlement amount, regardless of the appreciation in the underlier, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the underlier. The threshold settlement amount will be provided in the final pricing supplement and is expected to be between $1,172.30 and $1,202.10.

The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return

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you earn on your notes may be less than you would have earned by investing in a non-fund-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks or shares of the underlier would have.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the threshold level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will permit only a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, the threshold level, while still providing an increase in the return on the notes if the final underlier level is greater than or equal to the threshold level but less than the cap level, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of the estimated value of the notes, the cap level and the threshold settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement or under “Summary Information — Key Terms,” as applicable. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, the cap level and the threshold settlement amount.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal

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income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-18 of the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and

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other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” on page PS-13 of this pricing supplement.

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Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the underlier, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the underlier;
•	the time to maturity of the notes;
•	the dividend rates on the underlier stocks;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the underlier that may or may not require an adjustment to the share adjustment factor; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Underlier

There Are Risks Associated With the Underlier

Although the shares of the underlier are listed for trading on The NASDAQ Stock Market (the “NASQAQ”) and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market. The underlier is subject to management risk, which is the risk that the investment strategies of the underlier’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the underlier and, consequently, the value of the notes.

The Performance and Market Value of the Underlier, Particularly During Periods of Market Volatility, May Not Correlate With the Performance of the Underlying Index as Well as the Net Asset Value per Share of the Underlier

The underlier does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the underlier and the underlying index. In addition, corporate actions with respect to the equity securities held by the underlier (such as mergers and spin-offs) may impact the variance between the performances of the underlier and the underlying index. Finally, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

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During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of one share of the underlier may vary substantially from the net asset value per share of the underlier. For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index as well as its net asset value per share of the underlier, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

The Notes Are Subject to Risks Associated with the Semiconductor Industry

All or substantially all of the equity securities held by the underlier are issued by companies whose primary line of business is directly associated with the semiconductor industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.  The underlier invests in semiconductor companies, which face intense competition, both domestically and internationally, and this competition may have an adverse effect on profit margins.  Semiconductor companies may have limited product lines, markets, financial resources or personnel.  The products of semiconductor companies may face obsolescence due to rapid technological developments and frequent new product introduction, unpredictable changes in growth rates and competition for the services of qualified personnel.  Capital equipment expenditures could be substantial, and equipment generally suffers from rapid obsolescence.  Companies in the semiconductor industry are heavily dependent on patent and intellectual property rights. The loss or impairment of these rights, would adversely affect the profitability of these companies.  These factors could affect the semiconductor industry and could affect the value of the equity securities held by the underlier and the price of the underlier during the term of the notes, which may adversely affect the value of your notes.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies

Some of the underlier stocks have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Anti-Dilution Protection for the Underlier Is Limited

The calculation agent will make adjustments to the share adjustment factor for certain events affecting the shares of the underlier. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the underlier. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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THE Underlier

All information contained in this pricing supplement regarding the iShares® Semiconductor ETF (the “SOXX Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust and BlackRock Fund Advisors (“BFA”). The SOXX Fund is an investment portfolio of iShares® Trust. BFA is currently the investment adviser to the SOXX Fund.

The SOXX Fund is an exchange-traded fund that trades on The NASDAQ Stock Market under the ticker symbol “SOXX.”

The SOXX Fund seeks to track the investment results, before fees and expenses, of an index composed of U.S.-listed equities in the semiconductor sector, which is currently the ICE Semiconductor Index. For additional information about the SOXX Fund, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the SOXX Fund is an “iShares® ETF.”

The ICE Semiconductor Index

All information contained in this pricing supplement regarding the ICE Semiconductor Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, ICE Data Indices, LLC (“IDI”). The ICE Semiconductor Index is calculated, maintained and published by IDI. IDI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the ICE Semiconductor Index.

The ICE Semiconductor Index is a modified float-adjusted market capitalization-weighted index that is designed to track the performance of the thirty largest U.S.-listed semiconductor companies. The ICE Semiconductor Index is reported by Bloomberg L.P. under the ticker symbol “ICESEMI.”

The ICE Semiconductor Index Eligibility & Constituent Selection

The ICE Semiconductor Index is designed to track the performance of the thirty largest U.S.-listed semiconductor companies. Semiconductor companies are defined as those classified within the Semiconductor Industry of the ICE Uniform Sector Classification schema. This includes companies that either manufacture materials that have electrical conductivity (semiconductors) to be used in electronic applications or utilize LED and OLED technology. This also includes companies that provides services or equipment associated with semiconductors such as packaging and testing.

The ICE Semiconductor Index includes common stocks, ordinary shares, American Depository Receipts (“ADRs”), shares of beneficial interest and limited partnership interest that meet the following criteria:

1.	Listed on one of the following U.S. exchanges: the New York Stock Exchange, NYSE American, Cboe BZX, The NASDAQ Global Select Market, The NASDAQ Global Market and The NASDAQ Capital Market;
2.	Classified within the Semiconductors Industry of the ICE Uniform Sector Classification schema;
3.	A minimum $100 million security-level non-float adjusted market capitalization;
4.	A minimum 5% security-level free float;
5.	1.5 million share minimum U.S. consolidated traded volume in each of the six calendar months preceding the reference date;
6.	IPOs and new listings must be at least three full calendar months past the listing date, not including the listing month but including the reconstitution reference date month of July; and
7.	If a company has multiple listed share classes that qualify, then only the largest share class based on float-adjusted market capitalization is eligible for selection.
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The thirty largest securities, ranked by security-level, float-adjusted market capitalization as of the reference date, are included in the ICE Semiconductor Index.

The ICE Semiconductor Index Construction

The ICE Semiconductor Index is subject to certain exposure limits:

1.	All constituents are capped at 8% with any excess weight redistributed on a pro-rata basis to constituents below that cap, provided none can be increased above 8%;
2.	The weights of constituents outside the initial five largest are capped at 4% with any excess weight redistributed on a pro-rata basis to (i) any of the five largest constituents that are below 8% (provided they cannot be increased above 8%), and (ii) any other constituents that are below 4% (provided none are increased above 4%); and
3.	The cumulative weight of all ADRs is capped at 10% with the reductions applied proportionately across that group. Excess weight is redistributed on a pro-rata basis to (i) any non-ADR constituents among the resulting five largest constituents that are below 8% (provided they cannot be increased above 8%) and (ii) any other non-ADR constituents that are below 4% (provided they cannot be increased above 4%).

The ICE Semiconductor Index Calculation

The level of the ICE Semiconductor Index is calculated by dividing the current index market capitalization by the index divisor. The index market capitalization represents the sum product of index constituents shares and prices. The divisor was determined as a function of the initial index market capitalization and base index level. The divisor is updated as a result of corporate actions, reconstitutions, rebalances and any other composition changes. The general formula for the price return version of the index is:

Where:

t = Index Business Day t

Dt = Price Return Index Divisor on Index Business Day t

Pi,t = Price (in the Index Base Currency) of Index Constituent i on Index Business Day t

Qi,t = Shares of Index Constituent I on Index Business Day t

The ICE Semiconductor Index Maintenance and Adjustments

The ICE Semiconductor Index undergoes a full reconstitution of constituent holdings annually after the close of the third Friday of September. At the annual reconstitution, qualifying constituents are re-selected based on the above criteria, and float-adjusted market capitalization weights are determined subject to the above exposure limits. The reference date for the input data used to determine security qualification is the close of the last trading day of July, and reference data for the input data used to determine weights is the close of the last trading day of August. The announcement date is the close of the first Friday of September.

In addition to the annual reconstitution, the ICE Semiconductor Index undergoes a rebalancing after the close of the third Friday of March, June, and December. At the quarterly rebalancings, no constituents are added to or removed from the ICE Semiconductor Index; however, constituent weights are recalculated based on updated float-adjusted market capitalizations subject to the issuer and ADR exposure limits. The reference date for all input data used in the quarterly rebalances is the close of the

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last trading day of the month preceding the month of effectiveness (February, May, November) and the announcement date is the close of the first Friday of the rebalance month.

The ICE Semiconductor Index is adjusted for corporate actions that affect constituents and implements any intra-quarter float adjusted shares outstanding updates greater than 10% in scheduled monthly share updates that take effect after the close of the last trading day of each month. Securities are removed from the ICE Semiconductor Index only when both the transaction and delisting is either confirmed or deemed imminent. If a security is suspended prior to its removal from the ICE Semiconductor Index, then the security is deleted at the close of the next trading day at either the last traded price (cash only terms) or the value of the deal terms (share or cash/share terms), if available. If a constituent is removed from the ICE Semiconductor Index intra-quarter, then it is replaced with the eligible security with the next highest free-float market capitalization as of the last reconstitution or rebalance. The replacement is made at the security-level free-float market capitalization of the new security, with no additional capping rules applied. The ICE Semiconductor Index implements a zero-price spin-off policy. A spun-off company is added to the ICE Semiconductor Index effective for the spin-off ex-date with a $0 price and no price adjustment is made on the parent constituent. After the close of the first day of trading for the spun-off company, it is deleted from the ICE Semiconductor Index at its last traded price.

In addition, information about the iShares® Semiconductor ETF may be obtained from other sources, including, but not limited to, the underlier sponsor’s website (including information regarding the underlier’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the underlier is accurate or complete.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the underlier on each day from January 3, 2017 through September 20, 2022. The closing level of the underlier on September 20, 2022 was $351.30. We obtained the closing levels shown above and in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing levels of the underlier above and below may have been adjusted by Bloomberg for actions taken by the underlier, such as stock splits.

PS-20

PS-21

We and JPMorgan Chase & Co. have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Financial or JPMorgan Chase & Co. We and JPMorgan Chase & Co. take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, together with the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in this pricing supplement, the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively. This pricing supplement, the accompanying underlying supplement, the accompanying product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	PS-3
Hypothetical Examples	PS-9
Selected Risk Factors	PS-12
The Underlier	PS-18

Product Supplement No. 4-II dated November 4, 2020

Risk Factor Summary	PS-1
Description of Notes	PS-3
Estimated Value and Secondary Market Prices of the Notes	PS-10
Risk Factors	PS-12
Use of Proceeds and Hedging	PS-45
General Terms of Notes	PS-46
The Underlyings	PS-55
Material U.S. Federal Income Tax Consequences	PS-79
Plan of Distribution (Conflicts of Interest)	PS-89
Benefit Plan Investor Considerations	PS-91

Underlying Supplement No. 1-II dated November 4, 2020

Risk Factor Summary	US-1
Risk Factors	US-3
Equity Index Descriptions	US-36
The Dow Jones Industrial Average™	US-36
The EURO STOXX® Select Dividend 30 Index	US-39
The FTSE® 100 Index	US-44
The Hang Seng Indices	US-47
The MSCI Indices	US-56
The MSCI 25/50 Indices	US-64
The NASDAQ-100 Index®	US-69
The NASDAQ-100® Technology Sector IndexSM	US-74
The Nikkei 225 Index	US-77
The Russell Indices	US-80
The S&P/ASX 200 Index	US-85
The S&P 500® Low Volatility High Dividend Index	US-89
The S&P Select Industry Indices	US-92
The S&P Select Sector Indices	US-99
The S&P U.S. Indices	US-103
The STOXX Benchmark Indices	US-109
The Swiss Market Index	US-116
The TOPIX® Index	US-120
Commodity Index Descriptions	US-124
The Bloomberg Commodity Indices	US-124
The S&P GSCI® Indices	US-136
Fund Descriptions	US-145
The Invesco QQQ TrustSM, Series 1	US-145
The iShares® 20+ Year Treasury Bond ETF	US-146
The iShares® ETFs	US-151
The Select Sector SPDR® Funds	US-158
The SPDR® EURO STOXX 50® ETF	US-160
The SPDR® Gold Trust	US-161
The SPDR® S&P 500® ETF Trust	US-162
The SPDR® S&P® Industry ETFs	US-163
The United States Oil Fund, LP	US-165
The VanEck Vectors® ETFs	US-166
The Vanguard FTSE Emerging Markets ETF	US-180

Prospectus Supplement dated April 8, 2020

About This Prospectus Supplement	S-1
Risk Factors	S-2
Description of Notes of JPMorgan Chase & Co.	S-5
Description of Warrants of JPMorgan Chase & Co.	S-11
Description of Units of JPMorgan Chase & Co.	S-14

Description of Notes of JPMorgan Chase Financial Company LLC	S-17
Description of Warrants of JPMorgan Chase Financial Company LLC	S-23
United States Federal Taxation	S-28
Plan of Distribution (Conflicts of Interest)	S-29
Notice to Investors; Selling Restrictions	S-31

Prospectus dated April 8, 2020

Where You Can Find More Information	1
JPMorgan Chase & Co.	2
JPMorgan Chase Financial Company LLC	2
Use of Proceeds	2
Important Factors That May Affect Future Results	3
Description of Debt Securities of JPMorgan Chase & Co.	5
Description of Warrants of JPMorgan Chase & Co.	13
Description of Units of JPMorgan Chase & Co.	16
Description of Purchase Contracts of JPMorgan Chase & Co.	18
Description of Debt Securities of JPMorgan Chase Financial Company LLC	20
Description of Warrants of JPMorgan Chase Financial Company LLC	28
Forms of Securities	34
Plan of Distribution (Conflicts of Interest)	38
Independent Registered Public Accounting Firm	41
Legal Matters	41
Benefit Plan Investor Considerations	41

$

JPMorgan Chase Financial Company LLC

Digital Equity Notes due 2023
(Linked to the iShares® Semiconductor ETF)

Medium-Term Notes, Series A
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.